Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President, Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
(212) 704-9727

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2003 RESULTS

Albany, NY, August 13, 2003 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales of $246.7 million in the second quarter ended August 2, 2003, compared to $267.5 million for the same period last year.  Comparable store sales decreased 5% in the second quarter 2003.

Net loss for the second quarter was $2.9 million, or $0.08 per diluted share, compared to a net loss of $7.0 million, or $0.17 per diluted share in the second quarter 2002.  The gross profit rate for the quarter increased to 39.1% from 36.8% last year.  SG&A as a percentage of sales was 38.4% versus 37.7% last year.  The second quarter 2003 results also include a benefit of $2.1 million, or $0.05 per share, arising from the agreement to settle the Company’s COLI litigation with the IRS. This benefit was recorded as a reduction of income taxes.

“Our sales results in the second quarter reflect continuing consumer uncertainty as well as a lack of new music releases,” commented Robert J. Higgins, Trans World’s Chairman and Chief Executive Officer.  “However, we believe new music releases will pick up in the third quarter.  The DVD and video game categories continue to show sales gains, benefiting from our strategic initiatives to merchandise and market our stores as a total entertainment destination.”

Mr. Higgins concluded, “We continue to implement cost saving initiatives and better inventory management positively impacted our cash balances, which ended higher than last year. Additionally, we completed the repurchase of 2.1 million shares under our fourth stock repurchase program.”

Sales for the twenty-six week period ended August 2, 2003 were $520.1 million, compared to $547.0 million for the same period last year. Net loss for the twenty-six week period was $8.0 million, or $0.21 per share compared to a net loss of $25.9 million or $0.64 per share, in the comparable period of 2002. The Company adopted in fiscal 2002, EITF No. 02-16, Accounting by a Customer (including a Reseller) for Consideration Received from a Vendor. Consistent with the transition rules outlined in EITF No. 02-16, the Company adopted the new accounting retroactive to the beginning of fiscal year 2002.  The effect of this retroactive treatment on year-to-date 2002 results included a one-time, non-cash, after-tax charge of $13.7 million, or $0.34 per diluted share, which was recorded as the “cumulative effect of a change in accounting principle”.

“We remain comfortable with previously announced expectations for fiscal year 2003 of earnings in the range of $0.15 to $0.20 per share,” concluded Mr. Higgins.

Trans World Entertainment is a leading specialty retailer of music and video products.  The Company operates retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.fye.com.  In addition to its mall locations, operated under the “FYE” brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	Aug 2, 2003	% to Sales	Aug 3, 2002	% to Sales	Aug 2, 2003	% to Sales	Aug 3, 2002	% to Sales

Sales	$246.7		$267.5		$520.1		$547.0

Cost of sales	150.2	60.9%	169.1	63.2%	326.0	62.7%	344.8	63.0%
Gross profit	96.5	39.1%	98.4	36.8%	194.1	37.3%	202.2	37.0%

Selling, general and administrative expenses	94.8	38.4%	100.7	37.7%	190.9	36.7%	203.4	37.2%

Depreciation and amortization	9.8	4.1%	9.9	3.7%	19.7	3.8%	19.5	3.6%
Loss from operations	(8.1)	-3.4%	(12.2)	-4.6%	(16.5)	-3.2%	(20.7)	-3.8%

Interest expense (income)	0.3	0.1%	0.3	0.1%	0.5	0.1%	0.3	0.1%

Loss before income taxes and cumulative effect of change in accounting principle	(8.4)	-3.5%	(12.5)	-4.7%	(17.0)	-3.3%	(21.0)	-3.9%
Income tax benefit	(5.5)	-2.2%	(5.5)	-2.1%	(9.0)	-1.7%	(8.8)	-1.6%

Loss before cumulative effect of change in accounting principle	$(2.9)	-1.3%	$(7.0)	-2.6%	$(8.0)	-1.6%	$(12.2)	-2.3%
Cumulative effect of change in accounting principle, net of income taxes	$—	0.0%	$—	0.0%	$—	0.0%	$(13.7)	-2.5%

NET LOSS	$(2.9)	-1.3%	$(7.0)	-2.6%	$(8.0)	-1.6%	$(25.9)	-4.8%

Basic loss per common share:
Loss per share before cumulative effect of change in accounting principle	$(0.08)		$(0.17)		$(0.21)		$(0.30)

Cumulative effect of change in accounting principle, net of income taxes	$—		$—		$—		$(0.34)

Basic loss per share	$(0.08)		$(0.17)		$(0.21)		$(0.64)

Weighted average number of common shares outstanding - basic	38.0		40.5		38.4		40.6

Diluted loss per common share:
Loss per share before cumulative effect of change in accounting principle	$(0.08)		$(0.17)		$(0.21)		$(0.30)

Cumulative effect of change in accounting principle, net of income taxes	$—		$—		$—		$(0.34)

Diluted loss per share	$(0.08)		$(0.17)		$(0.21)		$(0.64)

Weighted average number of common shares outstanding - diluted	38.0		40.5		38.4		40.6

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)

Cash and cash equivalents	$44.9		$25.9
Merchandise inventory	371.3		389.5
Fixed assets (net)	140.3		156.1
Accounts payable	189.2		196.4
Long-term debt, less current portion	7.7		8.1

Stores in operation	826		890